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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                              JOHN MARTIN TO JOIN
                       DIEDRICH COFFEE AS BOARD CHAIRMAN

                TIM RYAN, FORMER MARTIN COLLEAGUE AT TACO BELL,
                TO BECOME PRESIDENT AND CHIEF EXECUTIVE OFFICER

        IRVINE, Calif., November 18 -- Diedrich Coffee Inc. (NASDAQ: DDRX), operator of 37 specialty coffee houses in California, Texas, and Colorado, announced today that former Taco Bell Worldwide Chairman and CEO John Martin has agreed to join the company's Board of Directors as chairman.

        Subject to shareholder approval, John Martin and the company's existing board agreed to terms under which John Martin will invest $1,000,000 in Diedrich Coffee. The transaction, pursuant to a private sale of restricted stock, will make Martin one of the company's largest shareholders with approximately seven percent of Diedrich Coffee's common stock; factoring in 50,000 shares of Diedrich Coffee stock previously held by Martin.

        The company also announced that it has named experienced restaurant industry executive Tim Ryan, former president of Sizzler USA, and a former colleague of Martin's at Taco Bell Worldwide, as Diedrich Coffee's president and chief executive officer. Ryan will also join Diedrich Coffee's Board of Directors and invest directly in the company.

AN EYE TO THE FUTURE

        "During the past six months, the Board of Diedrich Coffee conducted an intensive search to identify a permanent chairman, as well as a CEO, who together could work with the new management team we've assembled to help take Diedrich Coffee to the next level," said Larry Goelman, out-going chairman and CEO of the company. Goelman, who has served in those capacities on an interim basis since March of this year, added that: "Both John and Tim possess the kind of in-depth experience Diedrich Coffee needs in managing and growing large scale operations. That wealth of experience, combined with the excellent quality, character and heritage of our coffee products, positions us extremely well to expand once again, and do so very successfully."


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        Goelman, who will remain an active member of the board, said that he expects to quickly transition his responsibilities over to Martin, widely regarded as a visionary senior executive in the restaurant industry and retail field.

        During his 13 year tenure at Taco Bell, from 1982 to 1996, John Martin grew the Mexican-style quick service restaurant company from $600 million in sales, and 1,500 locations, to more than $4.5 billion in sales with in excess of 25,000 outlets worldwide. After leaving Taco Bell Worldwide at the end of 1996, Martin became president of PepsiCo's Casual Dining Division.

        Besides his new position as chairman of Diedrich Coffee, Martin is chairman of publicly-traded Newriders Inc., which owns and operates Easyriders Cafes, and chairman of privately-held Pacific Restaurant Ventures, an upscale dining entity based in Newport Beach, California.

RYAN TO OVERSEE DAY-TO-DAY OPERATIONS AS CEO

        Martin said that in his position as chairman of Diedrich Coffee, he intends to provide "overall strategy, vision and support." Tim Ryan, as CEO, will manage the company on a day-to-day basis.

        "I've been interested in Diedrich Coffee since I moved to Orange County years ago," said Martin. "It's an absolute gem from a brand standpoint, and like those who've helped found and build the company, Tim Ryan and I see tremendous potential to grow the Diedrich Coffee name to a national level."

        Tim Ryan, like Martin, brings a wealth of experience managing larger operations. Ryan, who was senior vice president of marketing at Taco Bell Worldwide while John Martin was president, guided Taco Bell's marketing efforts during a time of record sales growth. Later, he was named senior vice president of Taco Bell's Casual Dining Division and was responsible for overseeing operations for, and consulting with, both well known and new concepts like California Pizza Kitchen, Chimayo Grill and Chevy's. In his most recent capacity as president of Sizzler USA, Ryan helped guide the company through its recent turn-around efforts. During his 23 year career, Tim also served as executive vice president of Olive Garden restaurants and president of Magic Pan Restaurants.

        "Both John and Tim share the same enthusiasm that we all have for Diedrich Coffee," Goelman said. "They see what we see - an absolutely wonderful, high quality product that can be, and deserves to be, enjoyed in many more places than it is today."

        Goelman said that Martin Diedrich, the company's current vice chairman and chief coffee officer, will continue in those capacities.

        "Martin Diedrich will play an even larger role in setting and monitoring Diedrich Coffee's strict quality standards," said Goelman. Goelman also said that Kerry Coin will continue as the company's chief operating officer. "Kerry has done well in helping to stabilize operations and execute the Board's turn-around strategies.




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        "I can say without reservation that Diedrich Coffee in the hands of a superb management team, one that combines all of the most important attributes for success in our business - experience growing brand-based food concepts, proven concept development experience, specific knowledge of the food service and coffee industries, vision and creativity in operations, and vast franchising experience and contacts," Goelman said.

        Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. The company's actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including but not limited to, the price and availability of coffee and other raw materials, successful execution of the company's expansion plans, impact of competition, the availability of additional financing and other risks and uncertainties described in detail under "Certain Factors and Trends Affecting Diedrich Coffee and Its Business" in the company's annual report on form 10-K for the fiscal year ended January 29, 1997, and in the company's 10-Q. Copies of this annual report are available from Diedrich Coffee's investor relations representatives.



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                           CONFERENCE CALL INVITATION
                                NOVEMBER 18, 1997


Diedrich Coffee will host a conference call for interested investors and analysts at 1 p.m. Pacific Standard Time, Tuesday, November 18, 1997. The call will discuss events related to this media announcement. To participate in the call, please dial:



                                 1-800-263-9153
                               Host: Larry Goelman
                            Chairman, Diedrich Coffee



For more information, contact:

David Paine
Paine & Associates
714-755-0400




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